Exhibit 10.16

FORM OF AMENDMENT NO. 2 TO THE

2010 RESTATEMENT OF THE MACDERMID, INCORPORATED

PROFIT SHARING AND EMPLOYEE SAVINGS PLAN

The Company (“MacDermid, Incorporated”) and its affiliates are in the process of consummating a proposed registered public offering (the “Offering”) of shares of the common stock of MacDermid Group, Inc., a Delaware corporation formed for the transaction. Immediately prior to the consummation of the Offering, MacDermid Holdings, LLC and the MacDermid, Incorporated Profit Sharing and Employee Savings Plan (the “Plan”), the two entities that collectively hold 100% of the outstanding capital stock of the Company, will exchange all of the capital stock of the Company held by them for the common stock of MacDermid Group, Inc. (the “Exchange Transaction”). Immediately following completion of the Exchange Transaction, the Plan (“Participant accounts”) will own shares of MacDermid Group, Inc. which will be the parent of MacDermid, Incorporated.

The “Transaction Effective Date” is the date on which the Exchange Transaction is consummated.

After the Transaction Effective Date, and on and after the date the shares held under the Plan are registered (the “Registration Date”), the common stock of MacDermid Group, Inc. will be an investment option for the Plan Participants, subject to such restrictions as may be established by the Investment Committee. As an investment option, any Account in the Plan which is subject to Participant direction regarding investment may have an investment made in MacDermid Group, Inc. Stock.

Due to the changes outlined above, the 2010 Plan Restatement is amended, effective as of the Transaction Effective Date to make the changes noted below:

1. Section 2.24 Employer Special Share Account is amended by adding the following sentence:

“On the Transaction Effective Date, the New MacDermid Stock held in this Account will be exchanged for MacDermid Group, Inc. Stock, and this Account will be renamed as the MacDermid Group, Inc. Stock Account. All references to the Employer Special Share Account shall be read as the MacDermid Group, Inc. Stock Account.”

2. A new 2.25A, defining the Exchange Transaction, is added to the Plan:

“2.25A The “Exchange Transaction” is the exchange of all of the capital stock of the Company for common stock of MacDermid Group, Inc.”

3. A new Section 2.37A is added to the Plan to define MacDermid Group, Inc. Stock as follows:

“2.37A MacDermid Group, Inc. Stock is the stock of the parent of MacDermid, Incorporated, and replaces New MacDermid Stock as of the Transaction Effective Date, and is intended to be a qualifying employer security as defined in ERISA Section 407(d)(5).”

4. A new Section 2.37B is added to the Plan as follows:

“2.37B MacDermid Group, Inc. Stock Account is the Account maintained to record a Participants interest, if any, in MacDermid Group, Inc. Stock that was converted from New MacDermid Stock held in the Employer Special Share Account. Although no new contributions shall be allocated to such Account, such Account, on or after the Registration Date, may be reallocated and may hold investments other than MacDermid Group, Inc. Stock, as a result of a Participant’s decision to reallocate or diversify such Account as provided in Sections 5.8 or 5.11.”

5. Section 2.40, “New MacDermid Stock” is amended by the addition of a new sentence as follows:

“On the Transaction Effective Date, New MacDermid Stock is replaced with MacDermid Group, Inc. Stock and any reference in the plan to New MacDermid Stock shall be replaced with a reference to MacDermid Group, Inc. Stock.”

6. A new Section 2.41A, defining “Offering” is added to the Plan.

“2.41A “Offering” means the registered public offering of shares of the common stock of MacDermid Group, Inc., a newly formed Delaware corporation. These new shares are exchanged for the capital stock of the Company.”

7. A new Section 2.49A, defining Registration Date, is added to the Plan.

“2.49A “Registration Date” means the date simultaneous with or following the Transaction Effective Date on which the shares of MacDermid Group, Inc. held under the Plan are registered.”

8. A new Section 2.49B, defining “Transaction Effective Date” is added to the Plan.

“2.49B “Transaction Effective Date” means the date on which the Exchange Transaction is completed.”

9. Section 5.1 is amended as follows to clarify that MacDermid Group, Inc. Stock may be held in any account:

“5.1 Individual Accounts. The Administrator shall create and maintain, or cause to be created and maintained, adequate records to disclose the interest in the Trust Fund of each Participant, former Participant and beneficiary. Such records shall be in the form of individual accounts and shall reflect the amount invested in each of the separate investment funds available from time to time under the Plan, or in MacDermid Group, Inc. Stock under the MacDermid Group, Inc. Stock Account or in MacDermid Group, Inc. Stock held in any other Account, and credits and charges shall be made to such accounts in the manner herein described. A Participant shall have up to five separate accounts, an Employer Contribution Account, an Employer Money Purchase Contribution Account, an Employee Profit Sharing Contribution Account, an Elective Contribution Account, and MacDermid Group, Inc. Stock Account, and such other accounts as the Administrator may deem appropriate. The maintenance of individual accounts is for accounting purposes, and a segregation of the assets of the Trust Fund shall not be required.”

10. Section 5.5(b) is amended to clarify the treatment of stock dividends in the Income allocation process, as follows:

“All other Income of the Trust Fund during each calendar quarter shall be allocated as received among Participant Accounts to which investments with respect to such Income are allocated as of the close of such quarter, excluding for this purpose any MacDermid Group, Inc. Stock from this process. Any dividends credited to MacDermid Group, Inc. Stock will be applied first to purchase any additional shares of stock, and for any dividends that cannot be applied for the purchase of stock, they shall be applied pro-rata to other investment funds held by the Participant.”

11. Section 5.6 is amended to eliminate the special forfeiture treatment of the former Employer Special Share Account as follows:

“5.6 Forfeitures. If upon termination of employment a Participant’s vested interest in his Employer Contribution Account, Employer Money Purchase Contribution Account or MacDermid Group, Inc. Stock Account is less than 100 percent, then as of the Valuation Date next following or coinciding with his termination, such Account shall be made to reflect two separate portions, one representing his vested percentage and the other his forfeiture percentage. The forfeiture percentage, if any, of each separate investment fund shall be held in such fund or partially or totally transferred from time to time to any other separate investment fund as the Investment Committee shall in its sole discretion determine until it is applied in accordance with the provisions of this Section 5.6. As of the last day of the Plan Year in which the terminated Participant incurs a One-Year Break in Service, or, if earlier, on the last day of the Plan Year in which distribution to such Participant of his benefits is made as provided in Section 6.8, the terminated Participant’s previous Employer Contribution Account, Employer Money Purchase Contribution Account or MacDermid Group, Inc. Stock

Account, as the case may be, shall be closed and his forfeiture percentage shall be applied to reduce the Employer Contribution or Employer Money Purchase Contribution for the next Plan Year; provided, that if the benefit of any Participant is to be restored in accordance with Section 6.11, Forfeitures for the current Plan Year shall first be applied for such purpose. If the terminated Participant returns to the employ of the Company or an Affiliated Company before he has incurred five consecutive One-Year Breaks in Service, then, subject to Sections 6.9 and 6.11, the amount of the forfeiture percentage maintained in his previous Employer Contribution Account, Employer Money Purchase Contribution Account and MacDermid Group, Inc. Stock Account in each of the separate investment funds shall upon reparticipation be credited to such funds in his new Employer Contribution Account, Employer Money Purchase Contribution Account and MacDermid Group, Inc. Stock Account, together with the amount of a distribution repaid by the Participant, if any, pursuant to Section 6.11.

In the event that forfeitures cannot be allocated under the method or for the purposes described above, or used to reduce administrative expenses, remaining forfeitures shall be allocated to each Participant’s account per capita, as of the end of the Plan Year in which the forfeiture arose, or, if later, as of the Plan Year in which the forfeiture remains in the Plan. For purposes of this paragraph, Participants with a terminated vested account as of the date of reallocation shall be included in any such per capita forfeiture allocation.”

12. Section 5.8 is amended to remove the provision that prohibited the acquisition of New MacDermid Stock by deleting the last sentence of the second paragraph which refers to New MacDermid Stock, and replacing it with the following sentences:

“MacDermid Group, Inc. Stock will be included on Schedule A, on and after the Registration Date, as an election for Participants as permitted by the Investment Committee who may, subject to Section 5.11, establish a total maximum amount which may be allocated to Participant Accounts, and apply any other restrictions the Investment Committee deems appropriate. The MacDermid Group, Inc. Stock will not be a fund, but shall be actual shares credited to a Participant’s Account.”

13. Section 5.9, Transfers Among Investment Funds, is amended to include a reference to the MacDermid Group, Inc. Stock Account. Previously the Employer Special Share Account was not included in this Section. The first sentence is amended to read as follows:

“Subject to the limitations hereinafter set forth and to such further rules as may be prescribed by the Administrator, including any rules as to the minimum amount of transfers, a Participant (including, for purposes of this Section 5.9, a former Participant) may give instructions or changes of instructions to the Administrator to transfer all or any portion of the amounts then held in his Employer Contribution Account, Employer Money Purchase Contribution Account, Employee Profit Sharing Contribution Account, and, on and after the Registration Date, the MacDermid Group, Inc. Stock Account or Elective Contribution

Account and any rollover or transfer account from one separate investment fund to another separate investment fund, including for this purpose, and on and after the Registration Date and subject to any limitations established by the Administrator or Investment Committee, MacDermid Group, Inc. Stock.”

14. The first sentence of Section 5.11, Special Diversification Requirements is amended as follows to reflect the application of this section to MacDermid Group, Inc. Stock as of the effective date of this amendment:

“Effective January 1, 2007 and specifically on and after the Transaction Effective Date or if later, the Registration Date, this Section 5.11 shall apply to the extent the Plan constitutes an applicable defined contribution plan within the meaning of Section 401(a)(35)(E) of the Code.”

15. Section 5.11(b) is amended by the addition of wording to override the references to the interests of a Participant in the Employer Special Share Account not being subject to the diversification provisions of Section 5.11.

“Notwithstanding any other provision of the Plan, in the case of the portion of an applicable individual’s account balances attributable to employee contributions and elective deferrals which is invested in employer securities, the applicable individual may elect to direct the Plan to divest any such securities and to reinvest an equivalent amount in other investment options meeting the requirements of subsection (c) of this Section 5.11; notwithstanding the foregoing, prior to the Transaction Effective Date, the interest in a Participant’s Employer Special Share Account may not be reinvested at the election of the Participant. However, on and after the Transaction Effective Date, the date the New MacDermid Stock held in the Employer Special Share Account is converted to MacDermid Group, Inc. Stock, and held in the MacDermid Group, Inc. Stock Account, or if later, the Registration Date, the provisions of this Section 5.11(b) shall apply. In the case of the portion of an applicable individual’s account balances attributable to employer contributions (other than elective deferrals) which is invested in employer securities, the applicable individual may, elect to direct the Plan to divest any such securities and to reinvest an equivalent amount in other investment options meeting the requirements of subsection (c) of this Section 5.11; notwithstanding the foregoing, the interest in a Participant’s Employer Special Share Account prior to the Transaction Effective Date may not be reinvested at the election of the Participant. However, on and after the Transaction Effective Date, the date the New MacDermid Stock held in the Employer Special Share Account is converted to MacDermid Group, Inc. Stock, and held in the MacDermid Group, Inc. Stock Account, or if later, the Registration Date, the provisions of this Section 5.11(b) shall apply.”

16. Section 6.7 is amended to provide that any Account which holds MacDermid Group, Inc. Stock may be subject to the election to take a distribution in stock by amending the first sentence as follows:

“All benefits payable from the MacDermid Group, Inc. Stock Account or any other Account which has invested in MacDermid Group, Inc. Stock shall be paid in cash or shares of the MacDermid Group, Inc. Stock, as elected by the Participant or former Participant; provided, that he submits a written notice of such election to the Administrator at least 30 days prior to the date his benefit is to commence (or such shorter period as may be provided by rules or regulations issued by the Secretary of the Treasury).”

17. Section 7.3(b)(ii) and 7.3(c) are amended to delete the exclusion of the MacDermid Group, Inc. Stock Account from the calculation of the loan limit:

“(ii)	The amount of the loan shall not exceed 50 percent of the Participant’s nonforfeitable interest in his Accounts determined as of the Valuation Date immediately preceding the date of the loan.

(c)	Each loan shall be evidenced by a note signed by the Participant and shall be secured by 50 percent of his nonforfeitable interest in his Accounts. The loan shall bear interest at an annual percentage interest rate to be determined by the Administrator. In determining the interest rate, the Administrator shall take into consideration interest rates currently being charged by persons in the business of lending with respect to loans made in similar circumstances. The Administrator shall make such determination through consultation with one or more lending institutions, as the Administrator deems appropriate.”

MACDERMID, INCORPORATED

By:

Its

Date:

6